JACO ELECTRONICS, INC.
                                 145 Oser Avenue
                            Hauppauge, New York 11788

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         To be Held on December 5, 2002
                           --------------------------

To the Shareholders of JACO ELECTRONICS, INC.

                  Please be advised that the annual meeting of shareholders (the "Annual Meeting") of Jaco Electronics, Inc., a New York corporation (the "Company"), will be held on December 5, 2002, at 9:30 a.m., local time, at the offices of the Company, 145 Oser Avenue, Hauppauge, New York 11788.

                  The Annual Meeting will be held for the following purposes:

                    1. To elect six Directors of the Company to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified;

                    2. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

                  The Board of Directors has fixed the close of business on November 1, 2002 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting.

                  YOUR VOTE IS IMPORTANT! PLEASE PROMPTLY MARK, DATE, SIGN, AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE YOUR PROXY IS VOTED.


                                             By Order of the Board of Directors,

                                                  Joel H. Girsky,
Date: November 8, 2002                               Chairman

                              JACO ELECTRONICS, INC.
                                 145 Oser Avenue
                            Hauppauge, New York 11788
                                 ---------------

                                 PROXY STATEMENT
                                 ---------------

                  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Jaco Electronics, Inc. (the "Company"), a New York corporation, of proxies to be voted at the annual meeting of shareholders (the "Annual Meeting") to be held on December 5, 2002, at 9:30 a.m., local time, at the offices of the Company, 145 Oser Avenue, Hauppauge, New York 11788, and any and all adjournments thereof.

                  The solicitation will be by mail, and the cost of such solicitation, including the reimbursement of brokerage firms and others for their expenses in forwarding proxies and proxy statements to the beneficial owners of the Company's common stock, $0.10 par value per share (the "Common Stock"), will be borne by the Company.

                  The shares of Common Stock represented by each duly executed proxy received by the Board of Directors before the Annual Meeting will be voted at the Annual Meeting as specified in the proxy. A shareholder may withhold authority to vote for all of the nominees by marking the appropriate box on the accompanying proxy card or may withhold authority to vote for an individual nominee by striking a line through such nominee's name in the appropriate space on the accompanying proxy card. The persons named in the enclosed proxy form will vote the shares for which they are appointed in accordance with the directions of the shareholders appointing them. In the absence of such directions, such shares will be voted FOR Proposal 1 listed below and, in their best judgment, will be voted on any other matters as may come before the Annual Meeting. Shareholders who execute proxies nevertheless retain the right to revoke them at any time before they are voted by submitting new proxies bearing a later date, by submitting written revocations to the named proxies, or by attending the Annual Meeting and voting thereat.

                  The principal executive offices of the Company are located at 145 Oser Avenue, Hauppauge, New York 11788. The telephone number of the Company is (631) 273-5500. This Proxy Statement, the accompanying form of proxy, and the 2002 Annual Report to Shareholders, are first being sent to shareholders on or about November 13, 2002 (the "Mailing Date").

                        VOTING SECURITIES AND RECORD DATE

                  The Board of Directors has designated November 1, 2002, as the record date (the "Record Date") for determining the shareholders entitled to notice of the Annual Meeting and to vote thereat. On the Record Date, the total number of shares of Common Stock of the Company, outstanding and entitled to vote was 5,807,432 (excluding 618,300 shares of treasury stock). The holders of all outstanding shares of Common Stock are entitled to one vote for each share of Common Stock registered in their names on the books of the Company at the close of business on the Record Date. The presence in person or by proxy of a majority of the outstanding shares of the Common Stock entitled to vote at the Annual Meeting will be necessary to constitute a quorum. If a quorum is present, a plurality vote of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote is required for the election of any director in Proposal 1. All other matters submitted to a vote of the shareholders require the affirmative vote of a majority of the outstanding shares of Common Stock present at the Annual Meeting and entitled to vote for approval. Abstentions and broker non-votes are not counted as votes cast on any matter to which they relate. A broker non-vote occurs when a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular proposal.

                  In case a quorum shall not be present at the Annual Meeting, a majority in interest of the shareholders entitled to vote at the Annual Meeting present, in person or by proxy, shall have the power to adjourn such Annual Meeting from time to time, without notice other than announcement at the Annual Meeting until the requisite amount of shares of Common Stock entitled to vote shall be present. Proxy ballots are received and tabulated by the Company's transfer agent, American Stock Transfer and Trust Company, and certified by the inspector of election.

                PRINCIPAL SHAREHOLDERS; SHARES HELD BY MANAGEMENT

                  The following table sets forth the number and percentage of shares of Common Stock owned as of November 1, 2002 by (i) each director of the Company and each nominee for director, (ii) all persons who, to the knowledge of the Company, are the beneficial owners of more than 5% of the outstanding shares of Common Stock, (iii) each of the executive officers, and (iv) all of the Company's directors and executive officers, as a group. Each person named in this table has sole investment power and sole voting power with respect to the shares of Common Stock set forth opposite such person's name, except as otherwise indicated.



                                                Aggregate Number of Shares
            Name and Address of                     Beneficially Owned        Percentage of Shares Beneficially
            Beneficial Owner(1)                                                            Owned(2)

* Joel H. Girsky                                       1,128,640  (3)(4)                     18.2%

* Joseph F. Oliveri                                       45,000  (4)(5)                      **

* Charles B. Girsky                                      531,360  (4)(6)                      9.0%

* Stephen A. Cohen                                        34,683  (4)(7)                      **

* Edward M. Frankel                                       31,899  (4)(8)                      **

* Joseph F. Hickey, Jr.                                   37,149  (4)(9)                      **

   Jeffrey D. Gash                                        62,298  (4)(10)                     1.1%

   Gary Giordano                                          37,500  (4)(11)                     **

Dimensional Fund Advisors                                477,672  (12)                        8.1%
1299 Ocean Avenue
11th Floor
Santa Monica, CA  90401

Royce & Associates, LLC                                  660,150  (13)                       11.4%
1414 Avenue of the Americas
New York, NY  10019

All directors and executive officers as a              1,908,529  (14)                       29.4%
group (8 persons)

---------------------------------

*        Nominee for election to the Board of Directors.
**       Less than one percent.

(1) Unless otherwise indicated, the address of each person listed is 145 Oser Avenue, Hauppauge, New York, 11788.

(2) Assumes a base of 5,807,432 shares of Common Stock outstanding, before any consideration is given to outstanding options.

(3) Includes (i) 360,000 shares of Common Stock acquirable pursuant to options exercisable within 60 days granted under the Company's 1993 Non-Qualified Stock Option Plan, (ii) 50,000 shares of Common Stock acquirable pursuant to options exercisable within 60 days granted under the Company's 2000 Stock Option Plan, and (iii) 37,500 shares of Common Stock awarded under the Company's Restricted Stock Plan.

(4) Does not include 25,000 shares of Common Stock acquirable pursuant to options that are not exercisable within 60 days granted under the Company's 2000 Stock Option Plan.

(5) Includes (i) 30,000 shares of Common Stock acquirable pursuant to options exercisable within 60 days granted under the Company's 1993 Non-Qualified Stock Option Plan, and (ii) 15,000 shares of Common Stock acquirable pursuant to options exercisable within 60 days granted under the Company's 2000 Stock Option Plan.

(6) Includes (i) 352,815 shares of Common Stock owned by the Girsky Family Trust, (ii) 52,500 shares of Common Stock acquirable pursuant to options exercisable within 60 days granted under the Company's 1993 Non-Qualified Stock Option Plan, (iii) 25,000 shares of Common Stock acquirable pursuant to options exercisable within 60 days granted under the Company's 2000 Stock Option Plan, and (iv) 37,500 shares of Common Stock awarded under the Company's Restricted Stock Plan.

(7) Includes (i) 11,250 shares of Common Stock acquirable pursuant to non-qualified stock options exercisable within 60 days granted to Mr. Cohen by the Company, (ii) 11,250 shares of Common Stock acquirable pursuant to options exercisable within 60 days granted under the Company's 1993
     Non-Qualified Stock Option Plan, and (iii) 5,000 shares of Common Stock acquirable pursuant to options exercisable within 60 days granted under the Company's 2000 Stock Option Plan.

(8) Includes (i) 4,399 shares of Common Stock acquirable pursuant to options exercisable within 60 days granted under the Company's Outside Directors' Plan, (ii) 11,250 shares of Common Stock acquirable pursuant to non-qualified stock options exercisable within 60 days granted to Mr. Frankel by the Company, (iii) 11,250 shares of Common Stock acquirable pursuant to options exercisable within 60 days granted under the Company's 1993 Non-Qualified Stock Option Plan, and (iv) 5,000 shares of Common Stock acquirable pursuant to options exercisable within 60 days granted under the Company's 2000 Stock Option Plan.

(9) Includes (i) 4,399 shares of Common Stock acquirable pursuant to options exercisable within 60 days granted under the Company's Outside Directors' Plan, (ii) 11,250 shares of Common Stock acquirable pursuant to options exercisable within 60 days granted under the Company's 1993 Non-Qualified Stock Option Plan, and (iii) 5,000 shares of Common Stock acquirable pursuant to options exercisable within 60 days granted under the Company's 2000 Stock Option Plan.

(10) Includes (i) 30,000 shares of Common Stock acquirable pursuant to options exercisable within 60 days granted under the Company's 1993 Non-Qualified Stock Option Plan, (ii) 15,000 shares of Common Stock acquirable pursuant to options exercisable within 60 days granted under the Company's 2000 Stock Option Plan, and (iii) 15,000 shares of Common Stock awarded under the Company's Restricted Stock Plan.

(11) Includes (i) 15,000 shares of Common Stock acquirable pursuant to options exercisable within 60 days granted under the Company's 1993 Non-Qualified Stock Option Plan, (ii) 15,000 shares of Common Stock acquirable pursuant to options exercisable within 60 days granted under the Company's 2000 Stock Option Plan, and (iii) 7,500 shares of Common Stock awarded under the Company's Restricted Stock Plan.

(12) These securities are held in investment advisory accounts of Dimensional Fund Advisors, Inc. This information is based upon an amendment to Schedule 13G dated, January 30, 2002, and information made available to the Company.

(13) The information is based upon a Schedule 13G dated July 10, 2002, and information made available to the Company.

(14) Includes 687,548 shares of Common Stock acquirable pursuant to options exercisable within 60 days and 97,500 shares of Common Stock awarded under the Company's Restricted Stock Plan.


                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

                  Six directors are to be elected to serve until the next annual meeting of shareholders or until their successors are elected and qualified. Directors shall be elected by shareholders holding a plurality of the shares of Common Stock present at the Annual Meeting. It is the intention of the persons named in the form of proxy, unless authority is withheld, to vote the proxies given them for the election of all nominees hereinafter named, all of whom are presently directors of the Company. In the event, however, that any one of them is unable or declines to serve as a director, the appointees named in the form of proxy reserve the right to substitute another person of their choice as nominee, in his place and stead, or to vote for such lesser number of directors as may be presented by the Board of Directors in accordance with the Company's By-Laws.

                  The nominees for the Board of Directors of the Company are as follows:

                           Stephen A. Cohen
                           Edward M. Frankel
                           Charles B. Girsky
                           Joel H. Girsky
                           Joseph F. Hickey, Jr.
                           Joseph F. Oliveri

                  Information about the foregoing nominees is set forth under "Management" below.

                  Unless marked to the contrary, the shares of Common Stock represented by the enclosed Proxy will be voted FOR the election of the nominees named above as directors.

                  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF ALL NOMINEES NAMED ABOVE TO THE BOARD OF DIRECTORS.

                  The Board of Directors held five meetings during the fiscal year ended June 30, 2002 ("Fiscal 2002"). Each director (during the period in which each such director served) attended at least seventy-five (75%) percent of the aggregate of (i) the total number of meetings of the Board of Directors and
(ii) the total number of meetings held by all committees of the Board of Directors on which the director served.

Board Committees

                  The Board of Directors has a standing Audit Committee and a standing Compensation Committee. The entire Board of Directors administered the Company's 1993 Non-Qualified Stock Option Plan, Restricted Stock Plan and 2000 Stock Option Plan during Fiscal 2002. The Audit Committee is responsible for reviewing the accounting principles, policies and practices followed by the Company in accounting for and reporting its financial results of operations and for selecting and meeting with the Company's independent accountants. The Audit Committee reviews with members of the Company's accounting department and the independent auditors accounting, auditing and financial reporting matters and the Company's internal accounting controls. The Audit Committee operates under a written Audit Committee Charter adopted by the Board. The Audit Committee held five meetings during Fiscal 2002. The Audit Committee currently consists of Messrs. Hickey, Frankel and Cohen. The Board has determined that each of the members of the Audit Committee is an "independent director" as defined in Rule 4200 of the listing standards of the National Association of Securities Dealers, Inc.

     The Compensation Committee makes recommendations to the Board of Directors concerning compensation arrangements for directors, executive officers, and senior management of the Company. The Compensation Committee did not meet during Fiscal 2002. The Compensation Committee is comprised of Mr. Frankel and Mr. Hickey.



                                   MANAGEMENT
Executive Officers and Directors

                  The current directors and executive officers of the Company, their ages, their positions and terms of office with the Company are set forth below.

Name                                                Age            Position

* Joel H. Girsky..............................      63             Chairman of the Board, President and Treasurer

* Joseph F. Oliveri...........................      53             Vice Chairman of the Board and Executive Vice President

* Charles B. Girsky...........................      68             Executive Vice President and Director

   Jeffrey D. Gash............................      50             Executive Vice President, Finance and Secretary

   Gary Giordano..............................      45             Executive Vice President

* Stephen A. Cohen............................      65             Director

* Edward M. Frankel...........................      64             Director

* Joseph F. Hickey, Jr........................      44             Director
---------------

* Nominee for election to the Board of Directors.

     Joel H. Girsky has been a Director and executive officer of the Company since it was founded in 1961. He also is a director of Frequency Electronics, Inc. of Uniondale, New York. Messrs. Joel H. Girsky and Charles B. Girsky are brothers.

     Joseph F. Oliveri became Vice Chairman of the Board of Directors and an Executive Vice President in June 2000. From March 1983 to June 2000 he was President and Chief Executive Officer of Interface Electronics Corp. ("Interface"). The Company acquired Interface in June 2000.

     Charles B. Girsky was a founder, Director, and President of the Company from 1961 through January 1983. He became an executive officer again in August 1985 and has been an Executive Vice President since January 1988. He has been a Director since 1986. Messrs. Charles B. Girsky and Joel H. Girsky are brothers.

     Jeffrey D. Gash became an Executive Vice President, Finance in October 2000. He became Vice President of Finance in January 1989, and was Controller of the Company for more than five years prior thereto. In September 1999, he became Secretary of the Company. He has also served in similar capacities with the Company's subsidiaries.

     Gary Giordano became Executive Vice President in June 2000. From February 1992 to June 2000 he was a Vice President of Sales and Marketing.

     Stephen A. Cohen has been a Director since 1970. Since August 1989, he has practiced law as a member of Morrison Cohen Singer & Weinstein, LLP, the Company's general counsel.

     Edward M. Frankel became a Director in May 1984. Since December 1999, he has been Chairman of the Board of Vitaquest International, Inc., a distributor of vitamins and health and beauty products. For more than five years prior thereto, he served as President of Vitaquest and its predecessor entities.

     Joseph F. Hickey, Jr. became a Director in May 1997. From February 1991 to April 2001, he was employed by Tucker Anthony Sutro Capital Markets, a national investment banking firm which merged with RBC Dain Rauscher Corp. in March 2002. He was a managing director in Tucker Anthony's investment banking department. He is currently a Regional Managing Director at Hopewell Ventures, L.P., a venture capital firm.





                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

                  The following table sets forth certain information concerning the compensation paid or accrued by the Company for services rendered to the Company in all capacities for the fiscal years ended June 30, 2002, 2001 and 2000, by its Chief Executive Officer and each of the Company's other executive officers whose total salary and bonus exceeded $100,000 during the fiscal year ended June 30, 2002 ("Fiscal 2002"):

SUMMARY COMPENSATION TABLE


                                        Annual Compensation                                    Long Term Compensation
                           -----------------------------------------------    ------------------------------------------------------
                                                                                       Awards             Payouts
                                                                                       ------             -------

                                                                              Restricted
Name and                                                 Other Annual            Stock       Options/    LTIP       All Other
Principal Position       Year  Salary($)(1)  Bonus($) Compensation ($)(2)  Awards($)(3)(4) SARs(#)(4)  Payouts($) Compensation($)(5)
------------------       ----  ------------  -------- -------------------  --------------- ----------  ---------- ------------------

Joel H. Girsky             2002        346,900       --          --                --            --         --            151,633
Chairman of the Board      2001        325,000   720,000         --                --            50,000     --             59,083
President, and Treasurer   2000        325,000   648,100         --                --            60,000     --             66,709


Joseph F. Oliveri (6)      2002        277,500    60,700         --                --             --        --                414
Vice Chairman and          2001        300,000   175,500         --                --            15,000     --                207
Executive Vice President   2000         20,770    15,700         --                --            30,000     --                --


Charles B. Girsky          2002         231,300     --           --                --             --       --               2,344
 Executive Vice President  2001         225,000  360,000         --                --            25,000     --              2,286
                           2000         225,000  324,000         --                --            15,000     --              6,831


Jeffrey D. Gash             2002       148,000    10,800         --                --               --      --              2,964
Executive Vice              2001       152,500    50,800         --                --            15,000     --              1,124
President, Finance and      2000       136,000    60,800         --                --            15,000     --              4,953
Secretary

Gary Giordano(7)           2002         185,000      --           --                --              --       --              1,853
  Executive Vice President 2001         184,300   43,600          --                --           15,000      --              1,180
                           2000         158,000   40,000          --                --           15,000      --              1,971







(1) Effective October 1, 2001, each named executive officer voluntarily agreed to a temporary 10% salary reduction. See description of employment agreements on pages 10 through 12.

(2) The costs of certain benefits are not included because they did not exceed, in the case of each named executive officer, the lesser of $50,000 or ten percent of the total annual salary and bonus reported in the above table.

(3) On June 9, 1997, the Board of Directors awarded an aggregate of 97,500 shares of Common Stock under the Company's Restricted Stock Plan to its executive officers as follows: 37,500 shares of Common Stock to Mr. Joel Girsky, 37,500 shares of Common Stock to Mr. Charles Girsky, 15,000 shares of Common Stock to Mr. Jeffrey Gash and 7,500 shares of Common Stock to Mr. Gary Giordano. These grants were subject to the approval of the Company's shareholders, which approval was received on December 9, 1997. The awards vested in one-quarter increments annually. Accordingly, as of June 30,

     2002, all of the aforementioned awards were vested. The value of the aggregate restricted stock holdings of these individuals at June 30, 2002 was as follows: $151,250 for Mr. Joel Girsky, $151,250 for Mr. Charles Girsky, $60,500 for Mr. Jeffrey Gash and $30,250 for Mr. Gary Giordano. These figures are based upon the fair market value per share of the Company's Common Stock at June 30, 2002, minus the purchase price of such awards. The closing sale price for the Company's Common Stock as of June 30, 2002 on the Nasdaq National Market was $4.70.

(4) Adjusted to give effect to a 3-for-2 stock split which was effective on July 24, 2000.

(5) Includes 401(k) matching contributions, premiums paid on group term life insurance, the taxable portion of split dollar life insurance policies and, in the case of Mr. Joel Girsky, the cash surrender value of life insurance policies transferred and deferred compensation accrued in connection with his employment agreement with the Company. 401(k) matching contributions for Fiscal 2002 for the Named Executives were as follows: Mr. Joel Girsky - $1,168, Mr. Oliveri - $0, Mr. Charles Girsky - $1,125, Mr. Gash - $2,131 and Mr. Giordano - $1,673. Premiums paid on group term life insurance for Fiscal 2002 for the Named Executives were as follows: Mr. Joel Girsky - $1,188, Mr. Oliveri - $414, Mr. Charles Girsky - $1,219, Mr. Gash - $270 and Mr. Giordano - $180. The taxable portion of split dollar life insurance policies for Mr. Joel Girsky was $8,060 and for Mr. Gash was $563 for Fiscal 2002. The cash surrender value of the policies transferred to Mr. Girsky for Fiscal 2002 was $91,217. $50,000 deferred compensation was accrued in Fiscal 2002 in connection with Mr. Joel Girsky's employment agreement with the Company.

(6)  Mr.  Oliveri  became an Executive  Vice President of the Company on June 6,
     2000.

(7) Mr. Giordano became an Executive Vice President of the Company on June 22, 2000.

Employment Agreements

                  The Company entered into a four-year employment agreement with Joel Girsky, effective as of July 1, 2001, to serve as the Company's Chairman and President. The employment agreement, will automatically renew for additional one-year periods on each anniversary date, unless notice is given 90 days prior to an anniversary date. In the event that a notice of non-renewal is delivered by either party, Mr. Girsky's employment agreement shall continue for a period of three years following the anniversary date which follows immediately after the date that such notice is delivered. However, in the event that a notice of non-renewal is delivered by either party at such time as Mr. Girsky is at least 70 years of age, then the employment agreement shall continue for a period of only one year following the anniversary date which follows immediately after the date that such notice is delivered. Mr. Joel Girsky receives a base salary of $375,000 for each fiscal year ending June 30. In addition, he is entitled to receive a cash bonus equal to four percent of the Company's earnings before income taxes for each fiscal year in which such earnings are between $1.0 million and $2.5 million, or six percent of the Company's earnings before income taxes for such fiscal year if such earnings are in excess of $2.5 million up to a maximum annual cash bonus of $720,000. If the Company's earnings before income taxes are in excess of $12.0 million for any such fiscal year, Mr. Girsky may also receive stock options. Mr. Girsky or his estate, as the case may be, is entitled to receive a payment of $375,000 if he dies or becomes permanently disabled during the term of the employment agreement. The death benefit of

$1.5 million provided for in the prior employment agreement was being funded by life insurance policies maintained by the Company, which policies were transferred to Mr. Girsky. Mr. Girsky also receives deferred compensation which accrues at the rate of $50,000 per year, and becomes payable in a lump sum at the cessation of his employment, with or without cause, at any time. In the event of a change in control, Mr. Girsky will receive 299% of the average of his base salary plus cash bonus for the previous five years, to the extent that such payment does not equal or exceed three times Mr. Girsky's base amount, as computed in accordance with Section 280G(d)(4) of the Internal Revenue Code of 1986. Additionally, upon a change of control, Mr. Girsky's employment agreement may be assigned by the Company or any such successor or surviving corporation with the prior written consent of Mr. Girsky. Commencing upon the termination of Mr. Girsky's employment with Jaco, and ending on the later to occur of Mr. Girsky's death or his spouse's death, Jaco will permit Mr. Girsky and his spouse to the extent eligible, to participate in the health and medical benefit program provided by Jaco to senior executive officers.

                  The Company entered into a three-year employment agreement with Joseph F. Oliveri, effective as of June 6, 2000. The employment agreement will automatically renew for additional one-year periods unless notice is given 90 days prior to an anniversary date. Mr. Oliveri receives a base salary at an annual rate of $300,000. In addition, he is entitled to receive a cash bonus equal to two percent of Interface's gross profit from certain customers for each twelve month period beginning June 1, 2000, June 2, 2001 and June 1, 2002. The employment agreement, as amended, provides that in the event of a change in control prior to May 30, 2003, Mr. Oliveri will receive 200% of his base salary plus cash bonus earned during the twelve months prior to the change of control.

                  The Company entered into a four-year employment agreement with Charles Girsky, effective as of July 1, 2001, to serve as the Company's Executive Vice President. The employment agreement will automatically renew for additional one-year periods on each anniversary date, unless notice is given 90 days prior to an anniversary date. In the event that a notice of non-renewal is delivered by either party, Mr. Girsky's employment agreement shall continue for a period of three years following the anniversary date which follows immediately after the date that such notice is delivered. However, in the event that a notice of non-renewal is delivered by either party at such time as Mr. Girsky is at least 70 years of age, then the employment agreement shall continue for a period of only one year following the anniversary date which follows immediately after the date that such notice is delivered. Mr. Girsky receives a base salary of $250,000 for each fiscal year ending June 30. In addition, he is entitled to receive a cash bonus equal to two percent of the Company's earnings before income taxes for each fiscal year in which such earnings are between $1.0 million and $2.5 million, or three percent of the Company's earnings before income taxes for such fiscal year if such earnings are in excess of $2.5 million up to a maximum annual cash bonus of $360,000. If the Company's earnings before income taxes are in excess of $12.0 million for any such fiscal year, Mr. Girsky may also receive stock options. Mr. Girsky or his estate, as the case may be, is entitled to receive a payment of $250,000 if he dies during the term of the employment agreement. The death benefit of $1.0 million provided for in the prior employment agreement was being funded by a life insurance policy maintained by the Company, which policy was transferred to Mr. Girsky. In the event of a change in control, Mr. Girsky will receive 250% of the average of his base salary plus cash bonus for the previous five years, to the extent that such payment does not equal or exceed three times Mr. Girsky's base amount, as computed in accordance with Section 280G(d)(4) of the Internal Revenue Code of 1986. Additionally, upon a change of control, Mr. Girsky's employment agreement may be assigned by the Company or any such successor or surviving corporation with the prior written consent of Mr. Girsky. Commencing upon the termination of Mr. Girsky's employment with Jaco, and ending on the later to occur of Mr. Girsky's death or his spouse's death, Jaco will permit Mr. Girsky and his spouse to the extent eligible, to participate in the health and medical benefit program provided by Jaco to senior executive officers.

                  The Company entered into a four-year employment agreement with Jeffrey Gash, effective as of July 1, 1998, to serve as the Company's Executive Vice President of Finance. The employment agreement will automatically renew for additional one-year periods on each anniversary date, unless notice is given 90 days prior to an anniversary date. In the event that a notice of non-renewal is delivered by either party, Mr. Gash's employment agreement shall continue for a period of three years following the anniversary date which follows immediately after the date that such notice is delivered. Pursuant to the agreement, as amended, Mr. Gash receives a base salary of $160,000 for each fiscal year ending June 30. In addition, he is entitled to receive a cash bonus as determined by the Board of Directors and the President. Mr. Gash or his estate, as the case may be, is entitled to receive a payment of $750,000 if he dies during the term of the employment agreement. The death benefit is currently being funded by a life insurance policy maintained by the Company. In the event of Mr. Gash's cessation of employment with the Company, upon his request, the Company is obligated to transfer such policy to Mr. Gash. Thereafter, the Company would have no further liability for the payment of such benefit or the premiums on such policy. In the event of a change in control, Mr. Gash will receive 200% of the average of his base salary plus cash bonus for the previous five years, to the extent that such payment does not equal or exceed three times Mr. Gash's base amount, as computed in accordance with Section 280G(d)(4) of the Internal Revenue Code of 1986. Additionally, upon a change of control, Mr. Gash's employment agreement may be assigned by the Company or any such successor or surviving corporation with the prior written consent of Mr. Gash.

                  The Company entered into an agreement with Gary Giordano dated as of July 20, 1998, which provides a lump sum payment to him in the event of a change in control. If Mr. Giordano's employment with the Company or a successor or surviving corporation is terminated other than for cause (commission by Mr. Giordano of an act constituting common law fraud or a felony), for a period of up to two years after the change in control event, he will receive up to 200% of the average of his base salary plus cash bonus for the previous three years based upon a formula. The payment will be made to Mr. Giordano to the extent such payment does not exceed Mr. Giordano's base amount as computed in accordance with Section 280G(d)(4) of the Internal Revenue Code of 1986. The agreement also requires Mr. Giordano to refrain from disclosing proprietary or confidential information obtained by him. The agreement does not obligate the Company to retain the services of Mr. Giordano.

Option Grants

                  There were no stock options granted during the fiscal year ended June 30, 2002.



Option Exercises and Fiscal Year-End Option Values

               AGGREGATE OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES


                                Shares                         Number of Unexercised             Value of Unexercised In-
                               Acquired        Value          Option/SARs at FY-End              the-Money Option/SARs at
                             On Exercise       Realized           (#)(1)                              FY-End($)(2)
                             ------------      ---------
          Name                  (#)(1)            ($)       Exercisable  Unexercisable         Exercisable Unexercisable
          ----                  ------            ---       -----------  -------------         ----------- -------------

Joel H. Girsky                  23,098          24,800         410,000        --                   815,700        --

Joseph F. Oliveri                 --              --            45,000        --                      --          --

Charles B. Girsky               37,500          40,200          77,500        --                   142,100        --

Jeffrey D. Gash                   --              --            45,000        --                    76,600        --

Gary Giordano                     --              --            30,000        --                    33,000        --



(1) Adjusted to give effect to a 3-for-2 stock split which was effective on July 24, 2000.

(2) Based on the fair market value per share of the Common Stock at year end, minus the exercise or base price on "in-the-money" options. The closing sale price for the Company's Common Stock as of June 30, 2002 on the Nasdaq National Market was $4.70.

Director Compensation

     Pursuant to the Company's 1993 Stock Option Plan for Outside Directors, each outside director was granted on each December 31 subsequent to December 31, 1993 stock options to purchase 4,399 shares of Common Stock. All options granted under the Outside Directors' Plan were immediately exercisable, and the exercise price per share of each option was equal to the fair market value of the shares of Common Stock on the date of grant. No option was granted after January 1, 1998 under the Outside Directors' Plan.

     On  September  16,  1998,  each of Messrs.  Cohen and  Frankel  was granted
options  to  purchase  11,250  shares  of  Common  Stock.   The  options  became
exercisable one year from the date of grant and expire on September 15, 2003. The per share exercise price of each option is equal to the closing price of the Common Stock on the date of grant, or $2.75 per share.

     On September 15, 1999, the Company granted each of Mr. Stephen A. Cohen, Mr. Edward M. Frankel and Mr. Joseph F. Hickey, Jr., five year options to purchase 11,250 shares of Common Stock at an exercise price of $2.50 per share. The per share exercise price of each option is equal to the closing price of the Common Stock on the date of grant. The options vest on the one-year anniversary date of the date of grant and were issued pursuant to the Company's 1993 Non-Qualified Stock Option Plan.

     On December 12, 2000, the Company granted each of Mr. Stephen A. Cohen, Mr. Edward M. Frankel and Mr. Joseph F. Hickey, Jr., ten year options to purchase 5,000 shares of Common Stock at an exercise price of $8.00 per share. The per share exercise price of each option is equal to the closing price of the Common Stock on the date of grant. The options vest on the one-year anniversary date of the date of grant and were issued pursuant to the Company's 2000 Stock Option Plan.

     On November 1, 2002, the Company granted each of Mr. Stephen A. Cohen, Mr. Edward M. Frankel and Mr. Joseph F. Hickey, ten year options to purchase 25,000 shares of Common Stock at an exercise price of $2.35 per share. The per share exercise price of each option is equal to the closing price of the Common Stock on the date of grant. The options vest on the one-year anniversary date of the date of grant and were issued pursuant to the Company's 2000 Stock Option Plan.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

     The Company's employment agreements with Messrs. Joel Girsky, Charles Girsky, Jeffrey Gash and Joseph Oliveri, and the change-in-control agreement with Gary Giordano are described on pages 10 through 12 of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

     Joseph F. Hickey, Jr., a Director and member of the Compensation Committee, was a managing director of Tucker Anthony Sutro Capital Markets through April 2001, which firm rendered services to the Company from time to time. Tucker Anthony Sutro Capital Markets merged with RBC Dain Rauscher Corp. in March 2002.

Compliance with Section 16(a) of Securities Exchange Act of 1934

                  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of beneficial ownership on Form 3 and reports of changes in beneficial ownership on Form 4 or Form 5. Executive officers, directors, and ten percent shareholders are required to furnish the Company with copies of such forms. Based solely on a review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that during Fiscal 2002, the Company's executive officers, directors, and ten percent shareholders complied with all applicable
Section 16(a) filing requirements.

Board Compensation Committee Report on Executive Compensation

Introduction

                  The Compensation Committee of the Board of Directors of the Company (the "Committee") is composed of non-employee Directors. The Committee is responsible for determining and administering the Company's compensation policies for the remuneration of the Company's senior executive officers (collectively, "Executives"). In determining the cash and non-cash compensation of Executives, the Committee annually evaluates both individual and corporate performance from both a short-term and long-term perspective.

                  A number of the Company's Executives have entered into employment agreements with the Company. For Fiscal 2002, Messrs. Joel Girsky and Charles Girsky did not receive cash bonuses and Mr. Joseph Oliveri did receive a cash bonus, as determined based upon a formula contained in each of their employment agreements. In addition, Mr. Gash did receive a cash bonus for Fiscal 2002. See "Executive Compensation and Other Information."

Philosophy

                  The Company's compensation program for Executives (the "Program") seeks to encourage the achievement of business objectives of the Company and superior corporate performance by the Company's Executives. The Program enables the Company to reward and retain highly qualified executives and to foster a performance-oriented environment wherein management's long-term focus is on maximizing shareholder value through the use of equity-based incentives. The Program calls for consideration of the nature of each Executive's work and responsibilities, his or her leadership and technical skills, unusual accomplishments or achievements on the Company's behalf, years of service, the Executive's total compensation package (cash and non-cash compensation) and the Company's financial condition generally.

Components of Executive Compensation

                  Historically, the Company's executive employees have received cash-based and equity-based compensation. The Company attempts to pay its executive officers competitively in order that it may retain the most capable people in the industry.

                  Cash-Based Compensation: Base salary represents the primary cash component of an Executive's compensation, and is determined by evaluating the responsibilities associated with an Executive's position at the Company and his or her overall level of experience. In addition, the Committee, in its discretion, may award bonuses. The Committee believes that the Executives are best motivated through a combination of stock option awards and cash incentives.

                  Equity-Based Compensation: Equity-based compensation principally has been in the form of stock options, granted pursuant to the Company's 2000 Stock Option Plan and 1993 Non-Qualified Plan and awards of shares of Common Stock under the Company's Restricted Stock Plan. The Committee believes that stock options represent an important component of a well-balanced compensation program. Because stock option awards provide value only in the event of share price appreciation, stock options enhance management's focus on maximizing long term shareholder value, and thus provide a direct relationship between an executive's compensation and the shareholders' interests. No specific formula is used to determine option awards for an Executive. Rather, individual award levels are based upon the subjective evaluation of each Executive's overall past and expected future contributions to the success of the Company. Additionally, the Committee believes that awards under the Restricted Stock Plan will enhance the alignment of an Executive's interest with that of the shareholders, because the Executive may be able to realize greater value with increased stock performance.

Compensation of the Chief Executive Officer

                  The philosophy, factors, and criteria of the Committee generally applicable to the Company's senior management is applicable to the Chief Executive Officer.

                  This report is submitted by the Compensation Committee.

                              Edward M. Frankel
                              Joseph F. Hickey, Jr.


Directors' and Officers' Liability Insurance

                  The Company has purchased directors' and officers' liability insurance policies, as permitted by Article 7 of the New York Business Corporation Law. National Union Insurance Company issued a policy, which provides coverage of $5,000,000 for an annual premium of $100,000. XL Specialty Insurance Company issued an excess policy, which provides an additional $5,000,000 of coverage for an annual premium of $60,000. Both policies have an expiration date of February 2003, and each policy is expected to be renewed on that date.

Audit Committee Report

                  The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

                  The Audit Committee has reviewed and discussed with the Company's management the audited consolidated financial statements of the Company contained in the Company's Annual Report on Form 10-K for Fiscal 2002. The Audit Committee has also discussed with Grant Thornton LLP the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, AU Section 380), which includes, among other items, matters related to the conduct of the audit of the Company's consolidated financial statements.

                  The Audit Committee has received and reviewed the written disclosures from Grant Thornton LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Grant Thornton LLP its independence from the Company.

                  Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for its Fiscal 2002 for filing with the Securities and Exchange Commission.

                  This report is submitted by the Audit Committee.

                  Joseph F. Hickey, Jr.
                  Edward M. Frankel
                  Stephen A. Cohen

Comparative Stock Performance Graph

                  The following is a graph comparing the annual percentage change in the cumulative total shareholder return of the Company's Common Stock with the cumulative total returns of the published Dow Jones US Total Market Index and Dow Jones US Industrial Services, All Index for the Company's last five (5) fiscal years:




                                     [GRAPH]





                                       1997         1998          1999           2000          2001         2002
                                       ----         ----          ----           ----          ----         ----
Jaco Electronics, Inc.                  100            86.52          57.39         306.09       128.13        98.08

Dow Jones US Total Market               100           128.97         155.62         170.36       144.62       118.46

Dow Jones US Industrial Services,       100           118.12         127.57         107.77        90.02        85.32
All



                              INDEPENDENT AUDITORS

                  Grant Thornton LLP has audited the Company's financial statements annually since the fiscal year ended June 30, 1984. The Board of Directors expects that representatives of Grant Thornton LLP will be present at the Annual Meeting, will be afforded an opportunity to make a statement, and will be available to respond to appropriate inquiries from shareholders.

AUDIT FEES

                  Grant Thornton LLP has billed the Company $188,750, in the aggregate, for professional services rendered by Grant Thornton LLP for the audit of the Company's annual financial statements for Fiscal 2002 and the reviews of the interim financial statements included in the Company's Quarterly Reports on Form 10-Q for Fiscal 2002.

ALL OTHER FEES

                  Grant Thornton LLP has billed the Company $86,350, in the aggregate, for professional services rendered by Grant Thornton LLP for all services other than those services covered in the sections captioned "Audit Fees" for Fiscal 2002. These other services include (i) tax planning and assistance with the preparation of returns, (ii) services rendered in connection with acquisitions by the Company, (iii) assistance with regulatory filings, and
(iv) consultations on the effects of various accounting issues and changes in professional standards.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

                  Grant Thornton LLP was not engaged to perform any services involving financial information systems design and implementation for Fiscal 2002.

                  For Fiscal 2002, the Audit Committee has determined that the non-audit services performed by Grant Thornton LLP is compatible with maintaining the independence of Grant Thornton LLP.


                              CERTAIN TRANSACTIONS

     During Fiscal 2002, the Company paid approximately $659,000 of rental expenses in connection with the Company's main headquarters and centralized inventory distribution facility, located in Hauppauge, New York, which was paid to Bemar Realty Company, the owner of such premises. Bemar is a partnership consisting of Messrs. Joel Girsky and Charles Girsky, both of whom are officers, directors and principal shareholders of the Company. The lease on the property, which is net of all expenses, including taxes, utilities, insurance, maintenance and repairs was renewed on January 1, 1996 and expires on December 31, 2003. The Company believes the current rental rate is at its fair market value.

     Joseph F. Oliveri, the Company's Vice Chairman of the Board and an Executive Vice President, had served as a director of EMC Corporation, a public company, from March 1993 to October 9, 2001. Mr. Oliveri was also the President and Chief Executive Officer of Interface from March 1983 until June 2000, when it was acquired by the Company. Interface sells components to contract manufacturers which incorporate such components into products sold to EMC. Mr. Oliveri was a 40% stockholder of Interface, and therefore, upon the acquisition of Interface, Mr. Oliveri received his proportionate share of both the $15,400,000 purchase price paid by the Company at the closing, and the deferred payments made subsequent to the closing in the aggregate amount of $5,002,860.

     Joseph F. Hickey, Jr., a Director, was also a managing director of Tucker Anthony Sutro Capital Markets through April 2001, which firm rendered services to the Company from time to time. Tucker Anthony Sutro Capital Markets merged with RBC Dain Rauscher Corp. in March 2002.


        SHAREHOLDER PROPOSALS TO BE PRESENTED AT THE NEXT ANNUAL MEETING

                  Shareholder Proposals. Proposals of shareholders intended to be presented at the Company's 2003 Annual Shareholder Meeting (i) must be received by the Company at its offices no later than August 15, 2003, (ii) may not exceed 500 words and (iii) must otherwise satisfy the conditions established by the Commission for shareholder proposals to be included in the Company's Proxy Statement for that meeting.

                  Discretionary Proposals. Shareholders intending to commence their own proxy solicitations and present proposals from the floor of the 2003 Annual Shareholder Meeting in compliance with Rule 14a-4 promulgated under the Securities Exchange Act of 1934, as amended, must notify the Company before October 2, 2003 of such intentions. After such date, the Company's proxy in connection with the 2003 Annual Shareholder's Meeting may confer discretionary authority on the Board to vote.

                                     GENERAL

                  The Board of Directors knows of no other matters which are likely to be brought before the Annual Meeting. If, however, any other matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy or their substitutes shall vote thereon in accordance with their judgment pursuant to the discretionary authority conferred by the form of proxy.

                                             By Order of the Board of Directors,


                                             Joel H. Girsky,
                                             Chairman


Hauppauge, New York
November 12, 2002

                                 PROXY
                             JACO ELECTRONICS, INC.
                   145 OSER AVENUE, HAUPPAUGE, NEW YORK 11788

             This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned constitutes and appoints Joel H. Girsky and Charles B. Girsky, and each of them, proxies of the undersigned (the "Proxies") with the power to appoint a substitute, and to represent and vote all shares of common stock of Jaco Electronics, Inc. (the "Company"), $.10 par value per share (the "Common Stock"), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Thursday, December 5, 2002, and all adjournments thereof, as follows:



                (Continued and to be signed on the reverse side)

  A    (X)     Please mark your votes as in this example.




1.       To vote on the election of each      FOR all nominees       WITHHOLD AUTHORITY to   Nominees:     Stephen A. Cohen
    of the following  nominees to the          listed at right       vote for all nominees                 Edward M. Frankel
    Board of Directors, as indicated:       (except as marked to        listed at right                    Charles B. Girsky
                                                the contrary)                                              Joel H. Girsky
    (Instructions: To withhold authority                                                                   Joseph F. Hickey, Jr.
    to vote for any individual nominee,              (_)                      (_)                                Joseph F. Oliveri
    strike a line through the nominee's
    name in the list at right.)

2.       To vote, in the discretion of
    the Proxies, on such other matters
    as may properly come before the
    meeting.

 The shares of Common Stock represented by this Proxy shall be voted as directed above by the shareholder. In the absence of such direction, the shares of Common Stock shall be voted FOR the matter set forth in Item 1.

 Receipt of the Notice of Annual Meeting, the Proxy Statement and the Annual Report to Shareholders is hereby acknowledged.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY.


Signature:______________________
Signature if held jointly:___________________________ Dated:___________, 2002

NOTE: Please sign as name appears hereon. If signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as it appears. If shares of Common Stock are held jointly, each named shareholder should sign. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.